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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


FORM 12b-25                                      SEC File Number 33-8104/0-25892
                                                      CUSIP Number   550667 10 9

                          NOTIFICATION OF LATE FILING

                                  (Check One)

  ( ) Form 10-K       ( ) Form 11-K       ( ) Form 20-F      (X) Form 10-Q

                       For Period Ended:  MARCH 31, 1996

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                 Nothing in this Form shall be constituted to imply that the
                 Commission has verified any information contained herein.

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                 If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:

                                Not Applicable

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PART I - REGISTRANT INFORMATION
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         Full Name or Registrant:          ORGANIC SOLUTIONS, INC.

         Former Name if Applicable:
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         Address of Principal Executive Office:    6391 DE ZAVALA RD., SUITE 202
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         City, State and Zip Code:                 SAN ANTONIO, TEXAS 78249
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PART II - RULES 12B-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (X)     (a)    The reasons described in reasonable detail in Part III
                        of this Form could not be eliminated without unreasonable effort or expense;

         (X)     (b)    The subject annual report/portion thereof will be filed
                        on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

         ( )     (c)    The accountant's statement or other exhibit required by
                        Rule 12b-25 has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or
10-Q or portion thereof could not be filed within the prescribed time period.

         Data necessary to properly consolidate the accounts of NutraFeed, Inc., a subsidiary, is not yet available, due to delays in receiving necessary accounting data.

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PART IV - OTHER INFORMATION
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         (1)     Name and telephone number of person to contact regard to this
                 notification:  Joseph R. Trainor    210         694-0152
                                -----------------    ---         --------
                                    (Name)        (Area Code) (Telephone Number)

         (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during the preceeding twelve months (or shorter period that Registrant was required to file such reports) been filed?
                                                              (X) Yes   ( )  No
                 If the answer is no, identify report(s).

         (3) Is it anticipated that any significant change is results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                               (X) Yes   ( )  No

                 If so: attach an explanation of the anticipated change, both herewith narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can
                 not be made.                                     See Attachment


Organic Solutions, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 15, 1997                               ORGANIC SOLUTIONS, INC.





                                                    By  /s/ Joseph R. Trainor
                                                    ----------------------------
                                                        Joseph R. Trainor
                                                        President








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                                 ATTACHMENT TO

                            ORGANIC SOLUTIONS, INC.

                                  FORM 12b-25


Response to Part IV (3)

For the quarter ended March 31, 1996, the Registrant reported revenues of approximately $159,150 and a net loss of $752,400. The Registrant cannot estimate revenues for the quarter due to the information not yet complete from its NutraFeed subsidiary; however, the Registrant estimates a net loss in excess of $600,000.






















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